Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

EQUITRANS MIDSTREAM CORPORATION,

EQUITRANS GATHERING HOLDINGS, LLC,

EQUITRANS MIDSTREAM HOLDINGS, LLC,

EQM GP CORPORATION,

EQM MIDSTREAM PARTNERS, LP,

EQM MIDSTREAM SERVICES, LLC,

EQUITRANS MERGER SUB, LP,

EQUITRANS TRANSACTION SUB GP, LLC,

EQGP HOLDINGS, LP

and

EQGP SERVICES, LLC

Dated as of February 13, 2019

i

Table of Contents

(Continued)

ii

Table of Contents

(Continued)

Section 8.7	Specific Performance	33
Section 8.8	Severability	34
Section 8.9	Non-Recourse	34

Exhibits

Exhibit A	—	Form of IDR Assignment Agreement
Exhibit B	—	Form of EQM Partnership Agreement Amendment
Exhibit C	—	Form of EQM GP Assignment Agreement
Exhibit D	—	Form of EQGP GP Assignment Agreement
Exhibit E	—	Form of Amendment to EQM GP LLC Agreement
Exhibit F	—	Form of Amendment to EQGP GP LLC Agreement
Exhibit G	—	Form of Second Amended EQGP Certificate of Limited Partnership
Exhibit H	—	Form of Second Amended EQM Certificate of Limited Partnership
Exhibit I	—	Form of Third Amended EQGP Certificate of Limited Partnership
Exhibit J	—	Form of Third Amended and Restated EQGP Partnership Agreement
Exhibit K	—	Form of Third Amended and Restated EQM Partnership Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 13, 2019 (the “Execution Date”), is entered into by and among Equitrans Midstream Corporation, a Pennsylvania corporation (“Parent”), Equitrans Gathering Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“EGH”), Equitrans Midstream Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“EMH”), EQM GP Corporation, a Delaware corporation and wholly owned subsidiary of EGH (“EQGP Corp”), EQM Midstream Partners, LP, a Delaware limited partnership (“EQM”), EQM Midstream Services, LLC, a Delaware limited liability company and the general partner of EQM (the “EQM General Partner”), Equitrans Merger Sub, LP, a Delaware limited partnership and a wholly owned subsidiary of EQM (“Merger Sub”), Equitrans Transaction Sub GP, LLC, a Delaware limited liability company wholly owned by EQM and the general partner of Merger Sub (“Transaction Sub GP”), EQGP Holdings, LP, a Delaware limited partnership and indirect wholly owned subsidiary of Parent (“EQGP”), and EQGP Services, LLC, a Delaware limited liability company wholly owned by EGH and the general partner of EQGP (the “EQGP General Partner”). Parent, EGH, EMH, EQGP Corp, EQM, the EQM General Partner, Merger Sub, Transaction Sub GP, EQGP and the EQGP General Partner are referred to herein collectively as the “Parties” and each individually as a “Party.”

WITNESSETH:

WHEREAS, as of the Execution Date, the EQGP General Partner is the general partner of EQGP;

WHEREAS, as of the Execution Date, EQGP (a) owns 21,811,643 EQM Common Units (as defined herein), representing an approximate 17.9% limited partner interest in EQM, and (b) owns a 100% limited liability company interest in and is the sole member of the EQM General Partner;

WHEREAS, as of the Execution Date, the EQM General Partner is the general partner of EQM and owns (a) 100% of the Incentive Distribution Rights (as defined herein) in EQM and (b) 1,433,015 General Partner Units (as defined in the EQM Partnership Agreement (as defined herein)), representing an approximate 1.2% General Partner Interest (as defined in the EQM Partnership Agreement) in EQM (the “EQM General Partner Interest”);

WHEREAS, as of the Execution Date, Parent, indirectly through EGH, EMH and EQGP Corp (collectively, the “Parent Affiliated Unitholders”), as applicable, (a) owns a 100% limited liability company interest in the EQGP General Partner, (b) owns 302,470,474 EQGP Common Units (as defined herein), representing 100% of the limited partner interests in EQGP, and (c) owns 15,433,812 EQM Common Units, representing an approximate 12.7% limited partner interest in EQM;

WHEREAS, the Parties have agreed to the exchange and cancellation of the outstanding Incentive Distribution Rights and the restructuring of the EQM General Partner Interest pursuant to a series of transactions, including the merger of Merger Sub with and into EQGP, collectively resulting in, among other things, the cancellation of (a) the Incentive Distribution Rights, (b) the

economic portion of the EQM General Partner Interest and (c) the issued and outstanding EQGP Common Units, and, as consideration for such cancellation, the receipt by certain Affiliates of Parent of EQM Common Units and EQM Class B Units (as defined herein) and the retention of a non-economic general partner interest in EQM, all on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), on behalf of Parent in its capacity as the indirect holder of a 100% limited liability company interest in the EQGP General Partner and the indirect holder of all of the EQGP Common Units, has (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of Parent, and (b) approved this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Managers of EGH, on behalf of EGH (x) in its individual capacity, (y) as an EQGP Limited Partner (as defined herein) and (z) in EGH’s capacity as the sole member of the EQGP General Partner, has (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of EGH, the EQGP General Partner and EQGP, respectively, and (b) approved this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Managers of EMH, on behalf of EMH in its individual capacity and as an EQGP Limited Partner, has (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of EMH and (b) approved this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Directors of EQGP Corp, on behalf of EQGP Corp in its individual capacity and as an EQGP Limited Partner, has (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of EQGP Corp and (b) approved this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Directors of the EQGP General Partner (the “EQGP General Partner Board”), on behalf of the EQGP General Partner in its individual capacity and in its capacity as the general partner of EQGP, and the latter in its capacity as the sole member of the EQM General Partner, has (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of the EQGP General Partner, EQGP and the EQM General Partner, respectively, and (b) approved this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the EQM General Partner (the “EQM General Partner Board”) has (a) received an opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee (“Evercore”), that the Merger Consideration (as defined herein) (excluding the 21,811,643 EQM Common Units being issued in connection with the cancellation of 21,811,643 EQM Common Units held by EQGP) to be paid by EQM in the transactions contemplated by this Agreement is fair, from a financial point of view, to EQM and the EQM Unaffiliated Unitholders (as defined herein), and (b) by unanimous vote, in good faith, (i) determined that this Agreement, the EQM Partnership Agreement Amendment (as defined herein), the Third Amended and Restated EQM Partnership Agreement (as defined herein) and the transactions contemplated hereby and thereby are in the best interests of EQM and its Subsidiaries and the EQM Unaffiliated Unitholders, (ii) approved (such approval constituting “Special Approval” for all purposes under the EQM Partnership Agreement (as defined herein), including Section 7.9(a) thereof) this Agreement, the EQM Partnership Agreement Amendment, the Third Amended and Restated EQM Partnership Agreement and the transactions contemplated hereby and thereby and (iii) recommended to the EQM General Partner Board approval of this Agreement, the EQM Partnership Agreement Amendment, the Third Amended and Restated EQM Partnership Agreement and the transactions contemplated hereby and thereby;

WHEREAS, Section 13.1(d), Section 13.1(g) and Section 13.1(m) of the EQM Partnership Agreement provide that the general partner of EQM, without the approval of any EQM Partner (as defined herein), may amend any provision of the EQM Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect (a) a change that the general partner of EQM determines does not adversely affect the EQM Limited Partners (as defined herein) considered as a whole or any particular class of EQM Partnership Interests (as defined herein) as compared to other classes of EQM Partnership Interests in any material respect, (b) an amendment that the general partner of EQM determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of EQM Partnership Interests pursuant to EQM’s right under Section 5.6 of the EQM Partnership Agreement to issue additional EQM Partnership Interests for any partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the general partner of EQM shall determine, all without the approval of any EQM Limited Partners, and (c) any other amendments substantially similar to the foregoing;

WHEREAS, the EQM General Partner Board, acting upon the recommendation of the Conflicts Committee, has, by unanimous approval, in good faith, (a) determined that this Agreement, the EQM Partnership Agreement Amendment, the Third Amended and Restated EQM Partnership Agreement and the transactions contemplated hereby and thereby are in the best interests of EQM and its Subsidiaries and the EQM Unaffiliated Unitholders, (b) determined that the changes to the EQM Partnership Agreement to be effected by each of the EQM Partnership Agreement Amendment and the Third Amended and Restated EQM Partnership Agreement (i) do not adversely affect the EQM Limited Partners considered as a whole or any particular class of EQM Partnership Interests as compared to other classes of EQM Partnership Interests in any material respect, except for (1) the EQM General Partner, as the holder of the Incentive Distribution Rights and the EQM General Partner Interest (and, following the Exchange (as defined herein), the EQM Common Units constituting the Exchange Consideration), and the EQM General Partner, in its capacity as the holder of the Incentive Distribution Rights and the EQM General Partner Interest (and, following the Exchange, the EQM Common Units constituting the Exchange Consideration), has consented to and approved the changes to be effected pursuant to the EQM Partnership Agreement Amendment and the Third Amended and Restated EQM Partnership Agreement, and (2) EQGP, as the holder of 21,811,643 EQM Common Units, and EQGP, in its capacity as the holder of such EQM Common Units, has consented to and approved the changes to be effected pursuant to the EQM Partnership Agreement Amendment and the Third Amended and Restated EQM Partnership Agreement, and (ii) are necessary and appropriate in connection with the authorization and issuance of the EQM Common Units constituting the Exchange Consideration and the EQM

Common Units and the EQM Class B Units constituting the Merger Consideration contemplated hereby, and (c) approved this Agreement, the EQM Partnership Agreement Amendment, the Third Amended and Restated EQM Partnership Agreement and the transactions contemplated hereby and thereby; and

WHEREAS, the EQGP General Partner Board has, by unanimous approval, in good faith, determined that the changes to the EQM Partnership Agreement (as amended by the EQM Partnership Agreement Amendment) to be effected by the Third Amended and Restated EQM Partnership Agreement (a) do not adversely affect the EQM Limited Partners considered as a whole or any particular class of EQM Partnership Interests as compared to other classes of EQM Partnership Interests in any material respect, except for (1) the EQM General Partner, following the Exchange, as the holder of the EQM Common Units constituting the Exchange Consideration, and the EQM General Partner, in its capacity as the holder of the EQM Common Units constituting the Exchange Consideration (following the Exchange) has consented to and approved the changes to the EQM Partnership Agreement (as amended by the EQM Partnership Agreement Amendment) to be effected by the Third Amended and Restated EQM Partnership Agreement and (2) EQGP, as the holder of 21,811,643 EQM Common Units, and EQGP, in its capacity as the holder of such EQM Common Units, has consented to and approved the changes to be effected pursuant to the Third Amended and Restated EQM Partnership Agreement, and (b) are necessary and appropriate in connection with the authorization and issuance of the EQM Common Units and EQM Class B Units constituting the Merger Consideration contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.1                                   Definitions.

(a)           In this Agreement, unless the context otherwise requires, the following terms shall have the meaning set forth in the Section of this Agreement listed opposite such term below:

Defined Term	Section Reference
Agreement	Preamble
Cancellations	Section 2.2(a)
Certificate of Merger	Section 2.3(b)
Closing	Section 2.1
Closing Date	Section 2.1
Conflicts Committee	Recitals
EGH	Preamble
EMH	Preamble
EMH Units	Section 2.4
EQGP	Preamble

EQGP Corp	Preamble
EQGP General Partner	Preamble
EQGP General Partner Board	Recitals
EQGP GP Assignment	Section 2.2(b)(i)
EQGP GP Assignment Agreement	Section 2.2(b)(i)
EQGP Merger Assignment	Section 2.3(c)(ii)
EQGP Non-Economic General Partner Interest	Section 2.2(b)(i)
EQM	Preamble
EQM General Partner	Preamble
EQM General Partner Board	Recitals
EQM General Partner Interest	Recitals
EQM GP Assignment	Section 2.2(b)(i)
EQM GP Assignment Agreement	Section 2.2(b)(i)
EQM Non-Economic General Partner Interest	Section 2.2(a)
EQM Partnership Agreement Amendment	Section 2.2(a)
Evercore	Recitals
Exchange	Section 2.2(a)
Exchange Consideration	Section 2.2(a)
Execution Date	Preamble
First GP Admission	Section 2.2(b)(i)
First GP Cessation	Section 2.2(b)(i)
GAAP	Section 3.8
General Partner Interest Transfer Certificates of Limited Partnership	Section 2.2(b)(ii)
General Partner Interest Transfer Effective Time	Section 2.2(b)(ii)
General Partner Interest Transfers	Section 2.2(b)(i)
GP Admissions	Section 2.2(b)(i)
GP Cessations	Section 2.2(b)(i)
IDR Assignment	Section 2.2(a)
IDR Assignment Agreement	Section 2.2(a)
Intended Tax Treatment	Section 5.7(a)
Merger Effective Time	Section 2.3(b)
Merger Sub	Preamble
Outside Date	Section 7.1(c)
Parent	Preamble
Parent Affiliated Unitholder	Recitals
Parent Board	Recitals
Party or Parties	Preamble
Pre-Closing Distributions	Section 5.9
Second Amended EQGP Certificate of Limited Partnership	Section 2.2(b)(ii)
Second Amended EQM Certificate of Limited Partnership	Section 2.2(b)(ii)
Surviving Entity	Section 2.3(a)
Third Amended and Restated EQGP Partnership Agreement	Section 2.3(d)(ii)
Third Amended and Restated EQM Partnership Agreement	Section 2.4
Third Amended EQGP Certificate of Limited Partnership	Section 2.3(d)(i)
Transaction Sub GP	Preamble
Transaction Sub GP Admission Effective Time	Section 2.3(d)(i)

(b)           In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, EQM and its Subsidiaries shall not be considered Affiliates of Parent or any of its Subsidiaries, nor shall Parent or any of its Subsidiaries be considered Affiliates of EQM or its Subsidiaries.

“Business Day” means any day on which commercial banks are generally open for business in Pittsburgh, Pennsylvania or New York, New York, other than a Saturday, a Sunday or a day observed as a holiday in Pittsburgh, Pennsylvania or New York, New York under the Laws of the Commonwealth of Pennsylvania, the Laws of the State of New York, or the federal Laws of the United States of America, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and any successor Law.

“Consideration” means, together, the Exchange Consideration and the Merger Consideration.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“EQGP Common Units” means common units representing limited partner interests in EQGP.

“EQGP GP LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement, dated October 12, 2018, of the EQGP General Partner.

“EQGP Limited Partner” means a “Limited Partner,” as defined in the EQGP Partnership Agreement.

“EQGP Parties” means Parent, EGH, EMH, EQGP Corp, the EQGP General Partner and EQGP.

“EQGP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of EQGP, dated as of October 12, 2018.

“EQGP Partnership Interest” means a “Partnership Interest,” as defined in the EQGP Partnership Agreement.

“EQGP SEC Documents” means all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished, and any documents filed or furnished on a voluntary basis on Form 8-K, including all exhibits and schedules thereto and documents incorporated by reference therein, by Parent or EQGP since December 31, 2017 and prior to the Execution Date.

“EQM Class B Unit” means a “Class B Unit,” as defined in the Third Amended and Restated EQM Partnership Agreement.

“EQM Class B-1 Unit” means a “Class B-1 Unit,” as defined in the Third Amended and Restated EQM Partnership Agreement.

“EQM Class B-2 Unit” means a “Class B-2 Unit,” as defined in the Third Amended and Restated EQM Partnership Agreement.

“EQM Class B-3 Unit” means a “Class B-3 Unit,” as defined in the Third Amended and Restated EQM Partnership Agreement.

“EQM Common Units” means common units representing limited partner interests in EQM.

“EQM GP LLC Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement, dated October 12, 2018, of the EQM General Partner.

“EQM Limited Partner” means a “Limited Partner,” as defined in the EQM Partnership Agreement.

“EQM Parties” means the EQM General Partner, EQM, Merger Sub and Transaction Sub GP.

“EQM Partner” means a “Partner,” as defined in the EQM Partnership Agreement.

“EQM Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of EQM, dated as of October 12, 2018.

“EQM Partnership Interest” means a “Partnership Interest,” as defined in the EQM Partnership Agreement.

“EQM SEC Documents” means all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished, and any documents filed or furnished on a voluntary basis on Form 8-K, including all exhibits and schedules thereto and documents incorporated by reference therein, by EQM since December 31, 2017 and prior to the Execution Date.

“EQM Unaffiliated Unitholders” means the holders of EQM Common Units other than Parent, the EQM General Partner and their respective Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority, board, bureau or other governmental instrumentality, whether federal, state, local, tribal, foreign, provincial or multinational.

“Incentive Distribution Rights” means “Incentive Distribution Rights,” as defined in the EQM Partnership Agreement.

“Law” means any applicable federal, state, local, tribal, foreign, provincial or multinational law (including common law), statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to, any Governmental Authority, statutory body or self-regulatory authority (including the NYSE).

“Liens” means all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions as set forth in the governing documents of any applicable Person and for such transfer restrictions of general applicability as may be provided under the Securities Act and applicable state securities and “Blue Sky” Laws).

“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) prevents or materially impedes, interferes with or hinders the consummation of the transactions contemplated hereby.

“Merger” means the merger of Merger Sub with and into EQGP, with EQGP surviving, as further described in Section 2.3.

“Merger Consideration” means 101,811,643 EQM Common Units and 7,000,000 EQM Class B Units (comprised of 2,500,000 EQM Class B-1 Units, 2,500,000 EQM Class B-2 Units and 2,000,000 EQM Class B-3 Units), with (a) 89,505,616 EQM Common Units and 6,153,907 EQM Class B Units (comprised of 2,197,824 EQM Class B-1 Units, 2,197,824 EQM Class B-2 Units and 1,758,259 EQM Class B-3 Units) being issued to EGH, (b) 89,536 EQM Common Units and 6,155 EQM Class B Units (comprised of 2,198 EQM Class B-1 Units, 2,198 EQM Class B-2 Units and 1,759 EQM Class B-3 Units) being issued to EQM GP Corp and (c) 12,216,491 EQM Common Units and 839,938 EQM Class B Units (comprised of 299,978 EQM Class B-1 Units, 299,978 EQM Class B-2 Units and 239,982 EQM Class B-3 Units) being issued to EMH.

“NYSE” means the New York Stock Exchange.

“Outstanding” means “Outstanding,” as defined in the EQM Partnership Agreement.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization, or other entity or Governmental Authority.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiaries” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person; provided, however, that for the purposes of this Agreement, EQM and its Subsidiaries shall not be considered Subsidiaries of Parent or any of its Subsidiaries.

“Transaction Documents” means this Agreement, the IDR Assignment Agreement, the EQM GP Assignment Agreement, the EQGP GP Assignment Agreement, the EQM Partnership Agreement Amendment, the Third Amended and Restated EQGP Partnership Agreement and the Third Amended and Restated EQM Partnership Agreement.

Section 1.2                                   Interpretation.

(a)           When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, an Exhibit to or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b)           The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of their respective counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

ARTICLE II
TRANSACTIONS

Section 2.1            Closing.  Upon the terms and subject to the conditions of this Agreement, the closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of Parent at 625 Liberty Avenue, Suite 2000, Pittsburgh, Pennsylvania 15222 at 9:00 a.m., Eastern Time, on the second Business Day following the date on which the conditions set forth in Article VI are satisfied or, to the extent permitted by applicable Law, waived (other than conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, time and date as the Parties shall agree. The date on which the Closing occurs is referred to herein as the “Closing Date”. The transactions contemplated by Section 2.2, Section 2.3 and Section 2.4 shall be consummated in the order set forth below, except as otherwise expressly provided therein, and each such transaction shall be conditioned upon the consummation of the prior transaction(s).

Section 2.2                                   Pre-Merger Transactions.

(a)           Transfer and Cancellation of the Incentive Distribution Rights and Cancellation of the Economic Portion of the EQM General Partner Interest in Exchange for EQM Common Units. Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) pursuant to an assignment and assumption agreement in substantially the form attached hereto as Exhibit A (the “IDR Assignment Agreement”), the EQM General Partner shall transfer, assign and convey to EQM all of the EQM General Partner’s right, title and interest in and to the Incentive Distribution Rights, free and clear of all Liens (the “IDR Assignment”), and (ii) pursuant to an amendment of the EQM Partnership Agreement substantially in the form attached hereto as Exhibit B (the “EQM Partnership Agreement Amendment”) to be executed by the EQM General Partner and effective immediately following the IDR Assignment, the Incentive Distribution Rights and the economic portion of the EQM General Partner Interest shall be cancelled and the Incentive Distribution Rights shall not be considered Outstanding for any purpose (the “Cancellations”).  Simultaneously with the Cancellations, and in consideration of the IDR Assignment and the Cancellations, EQM shall issue and deliver to the EQM General Partner an aggregate of 87,000,000 EQM Common Units (such EQM Common Units, the “Exchange Consideration,” and such IDR Assignment, Cancellations and issuance, the “Exchange”).  Notwithstanding the Exchange, the non-economic general partner interest in EQM shall continue to be outstanding and held by the EQM General Partner immediately following the consummation of the Exchange, and the EQM General Partner shall continue to be the general partner of EQM.  At such time, pursuant to the EQM Partnership Agreement Amendment, the non-economic general partner interest in EQM (the “EQM Non-Economic General Partner Interest”) shall cease to be represented by General Partner Units (as defined in the EQM Partnership Agreement).  Upon consummation of the Exchange, the books and records of EQM shall be revised to reflect the IDR Assignment, the Cancellations and the issuance of the Exchange Consideration.

(b)           Transfers of Non-Economic General Partner Interests.

(i)            Upon the terms and subject to the conditions of this Agreement, at the Closing and immediately following the GP Admissions, (1) pursuant to an assignment and assumption agreement in substantially the form attached hereto as Exhibit C (the “EQM GP Assignment Agreement”), the EQM General Partner shall transfer, assign and convey to the EQGP General Partner, and the EQGP General Partner shall accept from the EQM General Partner, all of the EQM General Partner’s right, title and interest in and to the EQM Non-Economic General Partner Interest, free and clear of all Liens (the “EQM GP Assignment”), and, in exchange therefor and in consideration thereof, (2) pursuant to an assignment and assumption agreement in substantially the form attached hereto as Exhibit D (the “EQGP GP Assignment Agreement”), the EQGP General Partner shall transfer, assign and convey to the EQM General Partner, and the EQM General Partner shall accept from the EQGP General Partner, all of the EQGP General Partner’s right, title and interest in and to the non-economic general partner interest in EQGP (the “EQGP Non-Economic General Partner Interest”), free and clear of all Liens (the “EQGP GP Assignment” and together with the EQM GP Assignment, the “General Partner Interest Transfers”). (A) The EQGP General Partner shall be admitted to EQM as the general partner of EQM immediately following the consummation of the Exchange (the “First GP Admission”), the EQM General Partner shall cease to be general partner of EQM immediately following the EQM GP Assignment (the “First GP Cessation”), and EQM shall be continued without dissolution, and (B) the EQM General Partner shall be admitted as the general partner of EQGP immediately following the consummation of the Exchange (together with the First GP Admission, the “GP Admissions”), the EQGP General Partner shall cease to be general partner of EQGP immediately following the EQGP GP Assignment (together with the First GP Cessation, the “GP Cessations”), and EQGP shall be continued without dissolution. Simultaneously with the GP Admissions, (x) the EQM GP LLC Agreement shall be amended in substantially the form attached hereto as Exhibit E and (y) the EQGP GP LLC Agreement shall be amended in substantially the form attached hereto as Exhibit F.

(ii)           On the Closing Date, the Parties shall cause to be filed with the Secretary of State of the State of Delaware (A) a Certificate of Amendment of Certificate of Limited Partnership of EQGP in substantially the form attached hereto as Exhibit G, executed by the EQM General Partner, reflecting the admission of the EQM General Partner as the replacement general partner of EQGP (the “Second Amended EQGP Certificate of Limited Partnership”) and (B) a Certificate of Amendment of Certificate of Limited Partnership of EQM in substantially the form attached hereto as Exhibit H, executed by the EQGP General Partner, reflecting the admission of the EQGP General Partner as the replacement general partner of EQM (the “Second Amended EQM Certificate of Limited Partnership” and with the Second

Amended EQGP Certificate of Limited Partnership, the “General Partner Interest Transfer Certificates of Limited Partnership”).  The General Partner Interest Transfer Certificates of Limited Partnership shall be executed and filed in accordance with the relevant provisions of the DRULPA and shall be effective at the date and time they are filed with the Secretary of State of the State of Delaware or as specified therein, which such effective date and time shall in either case be the date and time of the GP Cessations (such date and time of the GP Cessations, the “General Partner Interest Transfer Effective Time”). At the General Partner Interest Transfer Effective Time, the books and records of EQM and EQGP shall be revised to reflect the General Partner Interest Transfers, the GP Admissions and the GP Cessations.

Section 2.3                                   The Merger.

(a)           The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA, at the Merger Effective Time, Merger Sub shall merge with and into EQGP, the separate existence of Merger Sub shall cease, and EQGP shall continue as the surviving limited partnership in the Merger (the “Surviving Entity”).

(b)           Effective Time.  On the Closing Date, the Parties shall cause a certificate of merger effecting the Merger (the “Certificate of Merger”), executed by the EQM General Partner in its capacity as the general partner of EQGP, to be filed with the Secretary of State of the State of Delaware.  The Certificate of Merger shall be duly executed and filed in accordance with the relevant provisions of the DRULPA.  The Merger will become effective at the date and time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or such later date and time agreed by the Parties in writing and specified in the Certificate of Merger, provided that in either case such date and time occurs after the General Partner Interest Transfer Effective Time (the effective time of the Merger, the “Merger Effective Time”).

(c)           Effect of the Merger on Equity Securities.

(i)            At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person and notwithstanding any provision of the EQGP Partnership Agreement (which to the extent necessary is hereby deemed amended to permit such transactions):

(A)          Conversion of EQGP Common Units.  The EQGP Common Units issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into the right to receive the Merger Consideration.  Each EQGP Common Unit, upon being converted into the right to receive the Merger Consideration pursuant to this Section 2.3(c)(i)(A), shall cease to be outstanding, and each holder of EQGP Common Units immediately prior to the Merger Effective Time shall thereafter cease to be a limited partner of EQGP or have any rights with respect to such EQGP Common Units, except the right to receive the Merger Consideration.

(B)          Conversion of Equity Securities of Merger Sub.  (1) The 100% limited partner interest in Merger Sub issued and outstanding immediately prior to the Merger Effective Time and held by EQM shall be automatically converted to a 100% limited partner interest in the Surviving Entity, and EQM shall be admitted to the Surviving Entity as its sole limited partner, (2) the non-economic general partner interest in Merger Sub issued and outstanding immediately prior to the Merger Effective Time and held by Transaction Sub GP shall be converted into the non-economic general partner interest in the Surviving Entity, and Transaction Sub GP shall be admitted to the Surviving Entity as general partner, and (3) the Surviving Entity shall be continued without dissolution with Transaction Sub GP as its sole general partner and EQM as its sole limited partner.

(C)          Cancellation of the EQGP Non-Economic General Partner Interest. The EQGP Non-Economic General Partner Interest issued and outstanding immediately prior to the Merger Effective Time and held by the EQM General Partner shall be cancelled and shall cease to exist, and no consideration shall be delivered in respect thereof, and the EQM General Partner shall cease to be general partner of the Surviving Entity.

(ii)           At the Merger Effective Time, the books and records of EQGP shall be revised to reflect the cancellation and retirement of all EQGP Common Units outstanding immediately prior to the Merger Effective Time, the admission of EQM as the sole limited partner of EQGP, the admission of Transaction Sub GP as the replacement general partner of EQGP and the cessation of the EQM General Partner as general partner of EQGP.

(d)           Governing Documents of the Surviving Entity.

(i)            Immediately following the Merger Effective Time, the certificate of limited partnership of EQGP as in effect immediately prior to the Merger Effective Time shall be amended as set forth in the Certificate of Amendment of Certificate of Limited Partnership of EQGP, in substantially the form attached hereto as Exhibit I (the “Third Amended EQGP Certificate of Limited Partnership”), which shall be executed by Transaction Sub GP and which the Parties shall cause to be filed with the Secretary of State of the State of Delaware on the Closing Date, reflecting the  admission of Transaction Sub GP as the replacement general partner of EQGP.  The Third Amended EQGP Certificate of Limited Partnership shall be executed and filed in accordance with the relevant provisions of the DRULPA and shall be effective at the date and time it is filed with the Secretary of State of the State of Delaware or as specified therein, which such date and time shall in either case be immediately following the Merger Effective Time (the effective time of the Third Amended EQGP Certificate of Limited Partnership, the “Transaction Sub GP Admission Effective Time”).

(ii)           At the Transaction Sub GP Admission Effective Time, the EQGP Partnership Agreement as in effect immediately prior to the Merger Effective Time shall be amended and restated in its entirety as set forth in the Third Amended and Restated Agreement of Limited Partnership of EQGP, in substantially the form attached hereto as Exhibit J (the “Third Amended and Restated EQGP Partnership Agreement”) and the Third Amended and Restated EQGP Partnership Agreement shall be the limited partnership agreement of the Surviving Entity from and after the Transaction Sub GP Admission Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

(e)           Other Effects of the Merger.  The Merger shall be conducted in accordance with and shall have the effects set forth in this Agreement and the applicable provisions of the DRULPA.

(f)            Issuance of Merger Consideration.  Immediately following the Merger Effective Time, EQM shall issue, or shall cause to be issued, the EQM Common Units and EQM Class B Units constituting the Merger Consideration to the record holders of EQGP Common Units converted pursuant to the Merger.

(g)           No Dissenters’ or Appraisal Rights.  No dissenters’ or appraisal rights shall be available with respect to the Merger.

Section 2.4            Cancellation of Exchange Consideration and Certain EQM Common Units; The Third Amended and Restated EQM Partnership Agreement.  At the Merger Effective Time, all EQM Common Units owned by EQGP and its Affiliates immediately prior to the Merger Effective Time (other than the EQM Common Units held by EMH (such EQM Common Units, the “EMH Units”)), including the EQM Common Units constituting the Exchange Consideration and the 21,811,643 EQM Common Units issued and outstanding and owned by EQGP immediately prior to the Merger Effective Time, shall be cancelled and shall cease to exist. The EQGP General Partner shall execute and deliver at the Closing the Third Amended and Restated Agreement of Limited Partnership of EQM, in substantially the form attached hereto as Exhibit K (the “Third Amended and Restated EQM Partnership Agreement”), such Third Amended and Restated EQM Partnership Agreement to be effective as of the Merger Effective Time. At the Merger Effective Time, the books and records of EQM shall be revised to reflect (a) the issuance of the Merger Consideration, and (b) the cancellation of all EQM Common Units owned by EQGP and its Affiliates immediately prior to the Merger Effective Time (other than the EMH Units), including the EQM Common Units constituting the Exchange Consideration and the 21,811,643 EQM Common Units issued and outstanding and owned by EQGP immediately prior to the Merger Effective Time.  For the avoidance of doubt, the EMH Units shall remain outstanding following the Merger Effective Time.

Section 2.5            Adjustments.  Notwithstanding any provision of this Article II to the contrary, if between the Execution Date and the Closing Date, whether or not permitted pursuant to the terms of this Agreement, the number of outstanding EQM Common Units or EQGP Common Units shall have been increased, decreased or changed into a different number of units or a different class of securities by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units, merger, consolidation, reorganization or similar transaction, then the Exchange Consideration and the Merger Consideration, and any other similarly dependent items, shall be appropriately adjusted to reflect fully the effect of such unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units, merger, consolidation, reorganization or similar transaction and to provide the holders of EQGP Common Units outstanding immediately prior to the Merger Effective Time the same economic effect as contemplated by this Agreement prior to such event. Thereafter, all references in this Agreement to the Exchange Consideration and the Merger Consideration, and any other similarly dependent items, shall be references to the Exchange Consideration and the Merger Consideration, and such other similarly dependent items, as so adjusted. Nothing in this Section 2.5 shall be deemed to permit or authorize any party hereto to effect any such unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units, merger, consolidation, reorganization or similar transaction not otherwise authorized or permitted to be undertaken pursuant to this Agreement.

Section 2.6            Withholding.  EQM shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of applicable state, local or non-U.S. tax Law (and to the extent deduction and withholding is required, such deduction and withholding may be taken in EQM Common Units). To the extent amounts are so withheld and timely paid over to the appropriate tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. If withholding is taken in EQM Common Units, EQM shall be treated as having sold such EQM Common Units for an amount of cash equal to the fair market value of such EQM Common Units at the time of such deemed sale and paid such cash proceeds to the appropriate tax authority.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE EQGP PARTIES

Except as disclosed in the EQGP SEC Documents, the EQGP Parties (and, with respect to Section 3.3(b), Section 3.6 and Section 3.10, the EQM General Partner) hereby represent and warrant to the EQM Parties (other than, with respect to Section 3.3(b), Section 3.6 and Section 3.10, the EQM General Partner) as follows:

Section 3.1            Organization; Qualification.  Each of the EQGP Parties is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the EQGP Parties. Each of the EQGP Parties is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the EQGP Parties.

Section 3.2                                   Authority and Enforceability; Non-Contravention.

(a)           Each EQGP Party has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each EQGP Party of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary entity action on the part of such EQGP Party, and no other entity action on the part of such EQGP Party is necessary to authorize the execution, delivery and performance by such EQGP Party of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the other Transaction Documents, when executed and delivered at the Closing, will be, duly executed and delivered by the EQGP Parties party hereto and thereto, as the case may be, and, assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by the EQM Parties party hereto and thereto, as the case may be, this Agreement constitutes, and the other Transaction Documents, when executed and delivered, will constitute, a legal, valid and binding obligation of each of the EQGP Parties party hereto or thereto, as the case may be, enforceable against each of them in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)           Neither the execution and delivery of this Agreement or any other Transaction Document by any EQGP Party, nor the consummation by the EQGP Parties of the transactions contemplated hereby or thereby, nor compliance by the EQGP Parties with any of the terms or provisions of this Agreement or any other Transaction Document, will (i) conflict with or violate any provision of the governing documents of the EQGP Parties, (ii) violate any Law applicable to the EQGP Parties, their respective Subsidiaries or any of their respective properties or assets, or (iii) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the EQGP Parties or their respective Subsidiaries under any of the terms, conditions or provisions of any contract, commitment, agreement, indenture, mortgage or other instrument to which any EQGP Party or its Subsidiary is a party, or by which any EQGP Party’s or its Subsidiary’s properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the EQGP Parties.

Section 3.3                                   Consents and Approvals.

(a)           Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, (ii) the filing of the Certificate of Merger, the Second Amended EQGP Certificate of Limited Partnership, the Third Amended EQGP Certificate of Limited Partnership and the Second Amended EQM Certificate of Limited Partnership with the Secretary of State of the State of Delaware, or (iii) any notices, consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents, approvals, permits and authorizations of, or notices, filings, declarations or registrations with, any Governmental Authority, third party or other Person are necessary for the execution, delivery and performance of this Agreement or any other Transaction Document by any EQGP Party and the consummation by the EQGP Parties of the transactions contemplated hereby or thereby, other than such other consents, approvals, permits, authorizations, notices, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to the EQGP Parties.

(b)           The EQM General Partner, in its capacity as the holder of the Incentive Distribution Rights and the EQM General Partner Interest (and, following the Exchange, the EQM Common Units constituting the Exchange Consideration), hereby confirms that it has consented to and approved (and hereby does consent to and approve) the changes to be effected pursuant to the EQM Partnership Agreement Amendment and the Third Amended and Restated EQM Partnership Agreement.

(c)           EQGP, as the holder of 21,811,643 EQM Common Units and as the sole member of EQM GP, hereby confirms that it has consented to and approved (and hereby does consent to and approve) the changes to be effected pursuant to the EQM Partnership Agreement Amendment and the Third Amended and Restated EQM Partnership Agreement.

Section 3.4                                   Ownership and Capitalization.

(a)           Ownership of EQM Partnership Interests.  EQGP (i) owns directly, beneficially and of record, and has good and valid title to, a 100% limited liability company interest in and is the sole member of the EQM General Partner and 21,811,643 EQM Common Units, representing, as of the Execution Date, an approximate 17.9% limited partner interest in EQM, and (ii) as of the Execution Date, beneficially owns, indirectly through the EQM General Partner, which has good and valid title to, 100% of the Incentive Distribution Rights and the EQM General Partner Interest, and, immediately prior to the Closing, will beneficially own, indirectly through the EQM General Partner, which will have good and valid title to, 100% of the Incentive Distribution Rights and the EQM General Partner Interest. Except (x) as disclosed in the EQGP SEC Documents and (y) for the limited call right provided for in Section 15.1(a) of the EQM Partnership Agreement held by the EQM General Partner and its Affiliates (including the EQGP Parties), none of the EQGP Parties has any written or oral agreement, subscription, option, call, preemptive right, warrant or sale or similar right for the purchase, acquisition, disposition or delivery of EQM Partnership Interests.

(b)           Capitalization.

(i)            The issued and outstanding EQGP Partnership Interests consist of (A) 302,470,474 EQGP Common Units, of which (1) 265,910,708 EQGP Common Units, representing an approximate 87.9% limited partner interest in EQGP, are owned, beneficially and of record, by EGH, (2) 266,000 EQGP Common Units, representing an approximate 0.1% limited partner interest in EQGP, are owned, beneficially and of record, by EQGP Corp, and (3) 36,293,766 EQGP Common Units, representing an approximate 12.0% limited partner interest in EQGP, are owned, beneficially and of record, by EMH, and (B) a non-economic general partner interest in EQGP owned, beneficially and of record, by the EQGP General Partner.  The EQGP General Partner is the sole general partner of EQGP and EGH, EQGP Corp and EMH are the only limited partners of EQGP.

(ii)           All outstanding EQGP Partnership Interests (other than the EQGP Non-Economic General Partner Interest) have been duly authorized and validly issued and are fully paid (to the extent required under the EQGP Partnership Agreement), nonassessable (except as set forth in the EQGP Partnership Agreement or as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and, except as set forth in the EQGP Partnership Agreement, free of preemptive rights. The EQGP Non-Economic General Partner Interest has been duly authorized and validly issued. Except as set forth in the EQGP Partnership Agreement and except as set forth above in Section 3.4(b)(i), as of the

Execution Date, there are not, and except as set forth above in Section 3.4(b)(i), as of immediately prior to the Closing, there will not be, any partnership interests, voting securities or other equity interests of EQGP issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any partnership interests in EQGP, including any representing the right to purchase or otherwise receive any of the foregoing.

Section 3.5                                   Securities Law Matters Regarding the Parent Affiliated Unitholders.

(a)           Each Parent Affiliated Unitholder is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and the investment by each Parent Affiliated Unitholder is for its own account and not for the account of others, for investment purposes. The EQM Common Units and EQM Class B Units constituting the Merger Consideration are being acquired upon conversion of the EQGP Common Units in the Merger for investment and with no intention of distributing or reselling such EQM Common Units or EQM Class B Units or any portion thereof or interest therein in any transaction which would be a violation of applicable federal, state or foreign securities Laws.

(b)           Each Parent Affiliated Unitholder has been given access to all material information regarding EQM and the EQM Common Units and EQM Class B Units constituting the Merger Consideration, including access to the books and records of EQM. Each Parent Affiliated Unitholder acknowledges and agrees that it has been provided, to its full satisfaction, with the opportunity to ask questions concerning the terms and conditions of an investment in EQM and the EQM Common Units and EQM Class B Units constituting the Merger Consideration and has knowingly and voluntarily elected instead to rely solely on its own investigation and the representations and warranties contained herein.

(c)           Each Parent Affiliated Unitholder understands that the EQM Common Units and EQM Class B Units constituting the Merger Consideration are “restricted securities” and have not been registered under the Securities Act or any applicable state securities Laws. Each Parent Affiliated Unitholder acknowledges that the EQM Common Units and EQM Class B Units constituting the Merger Consideration will bear a restrictive legend to that effect. Each Parent Affiliated Unitholder acknowledges and agrees that it must bear the economic risk of this investment indefinitely, that the EQM Common Units and EQM Class B Units constituting the Merger Consideration issued to such Parent Affiliated Unitholder hereunder may not be sold or transferred or offered for sale or transfer by it without registration under the Securities Act and any applicable state securities or “Blue Sky” Laws or the availability of exemptions therefrom, and that EQM has no present intention of registering the resale of any of such EQM Common Units or EQM Class B Units constituting the Merger Consideration.

(d)           Each Parent Affiliated Unitholder has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the EQM Common Units and EQM Class B Units constituting the Merger Consideration, and has so evaluated the merits and risks of such investment. Each Parent Affiliated Unitholder is able to bear the economic risk of an investment in the EQM

Common Units and EQM Class B Units constituting the Merger Consideration and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment.

(e)           Each Parent Affiliated Unitholder understands that the EQM Common Units and EQM Class B Units constituting the Merger Consideration are being offered and issued to such Parent Affiliated Unitholder in reliance upon specific exemptions from the registration requirements of applicable federal and state securities Laws and that EQM is relying upon the truth and accuracy of, and such Parent Affiliated Unitholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings, which are true, correct and complete, of such Parent Affiliated Unitholder set forth herein in order to determine the availability of such exemptions and the eligibility of such Parent Affiliated Unitholder to acquire the EQM Common Units and EQM Class B Units constituting the Merger Consideration.

Section 3.6                                   Securities Law Matters Regarding the EQM General Partner.

(a)           The EQM General Partner is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and the investment by the EQM General Partner is for its own account and not for the account of others, for investment purposes. The EQM Common Units constituting the Exchange Consideration are being acquired in exchange for the transfer of the Incentive Distribution Rights to EQM and the agreement by the EQM General Partner to the cancellation of the economic portion of the EQM General Partner Interest in the Exchange for investment and with no intention of distributing or reselling such EQM Common Units or any portion thereof or interest therein in any transaction which would be a violation of applicable federal, state or foreign securities Laws.

(b)           The EQM General Partner has been given access to all material information regarding EQM and the EQM Common Units constituting the Exchange Consideration, including access to the books and records of EQM. The EQM General Partner acknowledges and agrees that it has been provided, to its full satisfaction, with the opportunity to ask questions concerning the terms and conditions of an investment in EQM and the EQM Common Units constituting the Exchange Consideration and has knowingly and voluntarily elected to rely solely on its own investigation and the representations and warranties contained herein.

(c)           The EQM General Partner understands that the EQM Common Units constituting the Exchange Consideration are “restricted securities” and have not been registered under the Securities Act or any applicable state securities Laws. The EQM General Partner acknowledges that the EQM Common Units constituting the Exchange Consideration will bear a restrictive legend to that effect. The EQM General Partner acknowledges and agrees that it must bear the economic risk of this investment indefinitely, that the EQM Common Units constituting the Exchange Consideration issued to the EQM General Partner hereunder may not be sold or transferred or offered for sale or transfer by it without registration under the Securities Act and any applicable state securities or “Blue Sky” Laws or the availability of exemptions therefrom, and that EQM has no present intention of registering the resale of any of such EQM Common Units constituting the Exchange Consideration.

(d)           The EQM General Partner has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the EQM Common Units constituting the Exchange Consideration, and has so evaluated the merits and risks of such investment. The EQM General Partner is able to bear the economic risk of an investment in the EQM Common Units constituting the Exchange Consideration and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment.

(e)           The EQM General Partner understands that the EQM Common Units constituting the Exchange Consideration are being offered and issued to the EQM General Partner in reliance upon specific exemptions from the registration requirements of applicable federal and state securities Laws and that EQM is relying upon the truth and accuracy of, and the EQM General Partner’s compliance with, the representations, warranties, agreements, acknowledgments and understandings, which are true, correct and complete, of the EQM General Partner set forth herein in order to determine the availability of such exemptions and the eligibility of the EQM General Partner to acquire the EQM Common Units constituting the Exchange Consideration.

Section 3.7            Brokers.  Except for Guggenheim Securities, LLC and Goldman Sachs & Co. LLC, the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Exchange, the General Partner Interest Transfers, the Merger, the transactions effected by the Third Amended and Restated EQM Partnership Agreement or the other transactions contemplated hereby based on arrangements made by or on behalf of Parent or its Subsidiaries.

Section 3.8            EQGP SEC Documents.  EQGP has timely filed or furnished, as applicable, with the SEC all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by EQGP under the Exchange Act since December 31, 2017 (including exhibits and schedules thereto and documents incorporated by reference therein). Each of the EQGP SEC Documents, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act and the Exchange Act applicable to such EQGP SEC Document, and none of the EQGP SEC Documents when filed or, if amended, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements (including the related notes) of EQGP included in the EQGP SEC Documents (or incorporated therein by reference) were prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of EQGP and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto).

Section 3.9            Undisclosed Assets and Liabilities; Business.  Except as set forth in Section 3.10 with respect to the EQM General Partner, neither EQGP nor any of its Subsidiaries has any material assets or liabilities of any nature (whether or not contingent, conditional or unmatured) other than (A) a 100% limited liability company interest in the EQM General Partner and 21,811,643 EQM Common Units, (B) liabilities or obligations incurred in connection with this Agreement or any of the transactions contemplated hereby and (C) liabilities that will be extinguished or satisfied at or prior to Closing.

Section 3.10         Assets and Liabilities of the EQM General Partner; Business of the EQM General Partner.  The EQM General Partner has not engaged in any material business, activity or operations other than acting as general partner of EQM and providing certain ancillary services to Subsidiaries of EQM. The EQM General Partner has no material assets or liabilities of any nature (whether or not contingent, conditional or unmatured) other than the EQM General Partner Interest and the Incentive Distribution Rights and assets or liabilities (a) incurred as a matter of law by virtue of acting as general partner of EQM, or (b) incurred in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.11         No Other Representations or Warranties.  The EQGP Parties hereby acknowledge and agree that, except for the representations and warranties set forth in Article IV (and, with respect to the EQM General Partner, Section 3.3(b), Section 3.6 and Section 3.10), none of the EQM Parties or any other Person makes or has made, and none of the EQGP Parties is relying upon, any express or implied representation or warranty with respect to the EQM Parties or with respect to any other information provided to the EQGP Parties in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, none of the EQM Parties or any other Person will have or be subject to any liability or other obligation to the EQGP Parties or any other Person resulting from the distribution to the EQGP Parties (including their respective Representatives), or the EQGP Parties’ (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the EQGP Parties in any “data rooms” or management presentations in expectation of the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE EQM PARTIES

Except as disclosed in the EQM SEC Documents, the EQM Parties hereby represent and warrant to the EQGP Parties as follows:

Section 4.1            Organization; Qualification.  Each of the EQM Parties is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the EQM Parties. Each of the EQM Parties is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the EQM Parties.

Section 4.2                                   Authority and Enforceability; Non-Contravention.

(a)           Each EQM Party has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each EQM Party of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary entity action on the part of such EQM Party, and no other entity action on the part of such EQM Party is necessary to authorize the execution, delivery and performance by such EQM Party of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the other Transaction Documents, when executed and delivered, will be, duly executed and delivered by the EQM Parties party hereto and thereto, as the case may be, and, assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by the EQGP Parties party hereto and thereto, as the case may be, this Agreement constitutes, and the other Transaction Documents, when executed and delivered, will constitute, a legal, valid and binding obligation of each of the EQM Parties party hereto or thereto, as the case may be, enforceable against each of them in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)           Neither the execution and delivery of this Agreement or any other Transaction Document by any EQM Party, nor the consummation by the EQM Parties of the transactions contemplated hereby or thereby, nor compliance by the EQM Parties with any of the terms or provisions of this Agreement or any other Transaction Document, will (i) conflict with or violate any provision of the governing documents of the EQM Parties, (ii) violate any Law applicable to the EQM Parties, their respective Subsidiaries or any of their respective properties or assets, or (iii) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the EQM Parties or their respective Subsidiaries under any of the terms, conditions or provisions of any contract, commitment, agreement, indenture, mortgage or other instrument to which any EQM Party or its Subsidiary is a party, or by which any EQM Party’s or its Subsidiary’s properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the EQM Parties.

Section 4.3            Consents and Approvals.  Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, (b) the filing of the Certificate of Merger, the Second Amended EQGP Certificate of Limited

Partnership, the Third Amended EQGP Certificate of Limited Partnership and the Second Amended EQM Certificate of Limited Partnership with the Secretary of State of the State of Delaware, or (c) any notices, consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents, approvals, permits or authorizations of, or notices, filings, declarations or registrations with, any Governmental Authority, third party or other Person are necessary for the execution, delivery and performance of this Agreement or any other Transaction Document by any EQM Party and the consummation by the EQM Parties of the transactions contemplated hereby or thereby, other than such other consents, approvals, filings, permits, authorizations, notices, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to the EQM Parties.

Section 4.4            Capitalization.  As of the Execution Date, the issued and outstanding EQM Partnership Interests consist of (a) 120,457,630 EQM Common Units, (b) the Incentive Distribution Rights, and (c) the EQM General Partner Interest. All outstanding EQM Partnership Interests (other than the EQM General Partner Interest) have been duly authorized and validly issued and are fully paid (to the extent required under the EQM Partnership Agreement), nonassessable (except as set forth in the EQM Partnership Agreement or as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and, except as set forth in the EQM Partnership Agreement, free of preemptive rights. The EQM General Partner Interest has been duly authorized and validly issued. Except as set forth above in this Section 4.4 or in the EQM Partnership Agreement, there are not any partnership interests, voting securities or other equity interests of EQM issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any partnership interests in EQM, including any representing the right to purchase or otherwise receive any of the foregoing.

Section 4.5            Issuance of Consideration.  When issued pursuant to the terms of this Agreement, all EQM Common Units and EQM Class B Units constituting the Consideration will be duly authorized, validly issued and fully paid (to the extent required under the EQM Partnership Agreement), nonassessable (except as set forth in the EQM Partnership Agreement or as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and, except as set forth in the EQM Partnership Agreement, free of preemptive rights. Assuming the accuracy of the representations and warranties of the EQGP Parties (and, with respect to Section 3.6, the EQM General Partner) contained in Section 3.5 and Section 3.6 of this Agreement, EQM is not required to register any EQM Common Units or EQM Class B Units constituting the Consideration under the Securities Act in connection with the issuance thereof in the Exchange or the Merger, as applicable.

Section 4.6            Brokers.  Except for Evercore, the fees and expenses of which will be paid by EQM, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Exchange, the General Partner Interest Transfers, the Merger, the transactions effected by the Third Amended and Restated EQM Partnership Agreement or the other transactions contemplated hereby based on arrangements made by or on behalf of EQM or its Subsidiaries.

Section 4.7            Opinion of Financial Advisor.  The Conflicts Committee has received the opinion of Evercore to the effect that, as of the date of such opinion, and subject to the assumptions and qualifications set forth therein, the Merger Consideration (excluding the 21,811,643 EQM Common Units being issued in connection with the cancellation of 21,811,643 EQM Common Units held by EQGP) to be paid by EQM pursuant to this Agreement is fair, from a financial point of view, to EQM and the EQM Unaffiliated Unitholders.

Section 4.8            No Other Representations or Warranties.  The EQM Parties hereby acknowledge and agree that, except for the representations and warranties set forth in Article III, none of the EQGP Parties or any other Person makes or has made, and none of the EQM Parties is relying upon, any express or implied representation or warranty with respect to the EQGP Parties or with respect to any other information provided to the EQM Parties in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, none of the EQGP Parties or any other Person will have or be subject to any liability or other obligation to the EQM Parties or any other Person resulting from the distribution to the EQM Parties (including their respective Representatives), or the EQM Parties’ (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the EQM Parties in any “data rooms” or management presentations in expectation of the transactions contemplated hereby.

ARTICLE V
ADDITIONAL COVENANTS

Section 5.1            Conduct of Business.  From the Execution Date until the Closing and except as contemplated by this Agreement or as required by applicable Law, without the prior written consent of the other Parties, each Party shall not, and shall not take any action to cause any other Party or other Person to, take any action that would be reasonably likely to prevent or materially impede, interfere with or hinder such Party’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby. Prior to the Closing, none of the EQGP Parties shall, without the consent of the Conflicts Committee, eliminate the Conflicts Committee, or revoke or diminish the authority of the Conflicts Committee, or remove or cause the removal of any director of the EQM General Partner Board that is a member of the Conflicts Committee either as a member of the EQM General Partner Board or the Conflicts Committee. For the avoidance of doubt, the preceding sentence shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the Fourth Amended and Restated Limited Liability Company Agreement of the EQM General Partner.

Section 5.2                                   Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, the EQGP Parties, on the one hand, and the EQM Parties, on the other hand, shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing set forth in Article VI to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all notices, filings, declarations or registrations with any Governmental Authority or third party necessary, appropriate or advisable in connection with the transactions contemplated hereby, (ii) obtain as promptly as practicable (and in any event no later than the Outside Date) all consents, approvals, permits and authorizations from any Governmental Authority or third party necessary, appropriate or advisable to consummate the transactions contemplated hereby, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, including by Governmental Authorities, challenging this Agreement or the consummation of the transactions contemplated hereby or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iv) obtain all necessary consents, approvals or waivers from third parties.

(b)           Each of the Parties shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other Parties a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other Parties of (and supply to the other Parties) any communication received by such Party from, or given by such Party to, any Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, and (iii) consult with the other Parties in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other Parties the opportunity to attend and participate in such meetings and teleconferences. Each Party shall take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.2 in a manner so as to preserve the applicable privilege.

Section 5.3            Notification of Certain Matters.  Each Party shall give prompt notice to the other Parties of (a) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VI and (b) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VI.

Section 5.4            Further Assurances.  Subject to the other terms of this Agreement, the Parties agree that, from time to time, from and after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction, or authorization and will take any further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 5.5            Public Announcement.  Prior to the commencement of trading of EQM Common Units on the Business Day following the Execution Date, Parent and EQM shall issue a joint press release with respect to the execution of this Agreement and the transactions contemplated hereby, which press release shall be reasonably satisfactory to Parent and EQM. No Party shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby (to the extent not previously issued or made in accordance with this Agreement) (other than as may be required by applicable Law or pursuant to the rules of the NYSE, in which event the Party making the public announcement or press release shall, to the extent practicable, notify the other Parties in advance of such public announcement or press release) without the prior approval of Parent, if such Party is an EQM Party, or EQM, if such Party is an EQGP Party, which approval shall not be unreasonably withheld, delayed or conditioned.

Section 5.6            Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the Party incurring such expenses, except that Parent and EQM shall each pay for one-half of any filing with a Governmental Authority required in connection with this Agreement and the transactions contemplated hereby.

Section 5.7                                   Tax Matters.

(a)           Each of the Parties acknowledges and agrees that, for U.S. federal (and applicable state and local) income tax purposes, (i) the Merger is intended to be treated as an “assets-over” partnership merger transaction under Treasury Regulations Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby EQGP is intended to be the terminating partnership and EQM is intended to be the resulting partnership, and as a result, the Merger shall be treated for U.S. federal (and applicable state and local) income tax purposes as (A) a contribution of all of the assets and liabilities of EQGP to EQM in exchange for partnership interests in EQM, immediately followed by (B) a liquidating distribution by EQGP of such partnership interests in EQM to the partners of EQGP as of immediately prior to the Merger and (ii) none of EQM, EQGP, any holder of EQM Common Units or other EQM Partnership Interests, or any holder of EQGP Common Units or other EQGP Partnership Interests is intended to recognize taxable gain as a result of the transactions contemplated hereby (other than any gain resulting from (A) any actual or constructive distribution of cash or other property or (B) any decrease in partnership liabilities pursuant to Section 752 of the Code) (the “Intended Tax Treatment”).

(b)           Unless required to do so as a result of a “determination” as defined in Section 1313(a) of the Code, each of the Parties agrees not to make any tax filings or otherwise take any position inconsistent with the Intended Tax Treatment and to cooperate with any other Party to make any filings, statements or reports required to effect, disclose or report the Intended Tax Treatment.

Section 5.8                                   Resignation of Directors; Appointment of Directors.

(a)           The EQM General Partner shall use reasonable best efforts to deliver at the Closing duly executed letters of resignation from Kenneth M. Burke, Robert J. Cooper,

 Michael A. Bryson and Lara E Washington, in each case, resigning from the EQM General Partner Board, such resignations to be effective as of the consummation of the General Partner Interest Transfers.

(b)           EGH shall cause the appointment of Kenneth M. Burke, Robert J. Cooper, Michael A. Bryson and Lara E Washington to the EQGP General Partner Board, in each case to be effective as of the consummation of the General Partner Interest Transfers.

Section 5.9            Distributions.  Each of EQGP and the EQM General Partner hereby irrevocably transfers to Parent their right to receive any distributions on the Incentive Distribution Rights, General Partner Units (as defined in the EQM Partnership Agreement) or EQM Common Units declared by EQM prior to Closing but not paid prior to Closing (the “Pre-Closing Distributions”). Accordingly, (i) each of EQGP, the EQGP General Partner and the EQM General Partner hereby instruct EQM to pay and EQM shall pay, or cause to be paid, any Pre-Closing Distributions to Parent (or to such of Parent’s Subsidiaries as Parent may designate in writing) on the payment date for such Pre-Closing Distributions and (ii) to the extent either of EQGP or the EQM General Partner receive any Pre-Closing Distributions, it shall immediately pay such Pre-Closing Distributions over to Parent (or to such of Parent’s Subsidiaries as Parent may designate in writing).

ARTICLE VI
CONDITIONS TO THE CLOSING

Section 6.1            Conditions to Each Party’s Obligations.  The respective obligations of each Party to proceed with the Closing shall be subject to the satisfaction (or waiver, to the extent permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Approvals.  All consents, approvals, permits, waivers and authorizations required to be obtained prior to the Closing from, and all notices, filings, declarations or registrations required to be made prior to the Closing with, any Governmental Authority, third party or other Person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, by the Parties or their Affiliates shall have been made or obtained, except where the failure to make such filings or obtain such consents, approvals, permits, waivers and authorizations would not be reasonably likely to prevent or impede, interfere with or hinder such Party’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

(b)           No Actions. No order, decree, or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby, and no action, proceeding or investigation by any Governmental Authority with respect to the transactions contemplated hereby shall be pending that seeks to restrain, enjoin, prohibit, delay, or make illegal the consummation of the transactions contemplated hereby or to impose any material restrictions or requirements thereon or on the Parties with respect thereto.

(c)           Opinions.  (i) In connection with the EQM GP Assignment, EQM shall have received an opinion furnished by Baker Botts L.L.P. with respect to the matters contemplated by Section 4.6(c)(ii) of the EQM Partnership Agreement, in form and substance reasonably satisfactory to the EQGP Parties, and (ii) in connection with the EQGP GP Assignment, EQGP shall have received an opinion furnished by Baker Botts L.L.P. with respect to the matters contemplated by Section 4.6(b)(ii) of the EQGP Partnership Agreement, in form and substance reasonably satisfactory to the EQM Parties.

Section 6.2            Conditions to the Obligations of the EQGP Parties.  The respective obligations of the EQGP Parties to proceed with the Closing shall be subject to the satisfaction (or waiver, to the extent permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the EQM Parties set forth herein shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Execution Date and the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such date) with the same effect as if made as of such date.

(b)           Covenants and Agreements.  Each of the EQM Parties shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           Assignment Agreements.  The EQM General Partner shall have delivered to the EQGP Parties counterparts to each of the IDR Assignment Agreement, the EQM GP Assignment Agreement and the EQGP GP Assignment Agreement duly executed by each EQM Party party thereto.

(d)           Organizational Documents.  The EQM General Partner shall have delivered to the EQGP Parties counterparts to each of (i) the Third Amended EQGP Certificate of Limited Partnership and the Third Amended and Restated EQGP Partnership Agreement duly executed by Transaction Sub GP, and (ii) the EQM Partnership Agreement Amendment, the Second Amended EQGP Certificate of Limited Partnership and the Certificate of Merger duly executed by the EQM General Partner.

(e)           Certificate.  The EQM General Partner shall have delivered to the EQGP Parties a certificate executed by an authorized officer of the EQM General Partner dated as of the Closing Date certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

(f)            Resignations.  The EQM General Partner shall have delivered duly executed letters of resignation of the individuals listed on Schedule 5.8(a) in accordance with Section 5.8(a).

Section 6.3            Conditions to the Obligations of the EQM Parties.  The respective obligations of the EQM Parties to proceed with the Closing shall be subject to the satisfaction (or waiver, to the extent permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of the EQGP Parties set forth herein shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Execution Date and the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such date) with the same effect as if made as of such date.

(b)                                 Covenants and Agreements.  Each of the EQGP Parties shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                  Certificate.  Parent shall have delivered to the EQM Parties a certificate executed by an authorized officer of Parent dated as of the Closing Date certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

(d)                                 Assignment Agreements.  The EQGP General Partner shall have delivered to the EQM Parties counterparts to each of the EQM GP Assignment Agreement and the EQGP GP Assignment Agreement duly executed by the EQGP General Partner.

(e)                                  Organizational Documents.  The EQGP General Partner shall have delivered to the EQM Parties counterparts to each of the Third Amended and Restated EQM Partnership Agreement and the Second Amended EQM Certificate of Limited Partnership duly executed by the EQGP General Partner.

(f)                                   Resignations; Appointments.  EGH shall have delivered evidence reasonably satisfactory to the EQM Parties of the appointment of the individuals listed on Schedule 5.8(b) to the EQGP General Partner Board in accordance with Section 5.8(b).

ARTICLE VII
TERMINATION

Section 7.1                                   Termination.  This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)                                 By the mutual written agreement of (i) Parent, duly authorized by the Parent Board, and (ii) EQM, duly authorized by the Conflicts Committee.

(b)                                 By any Party upon written notice to the other Parties if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is then in effect and has the effect of (A) making the consummation of the transactions contemplated by this Agreement illegal or (B) prohibiting or otherwise preventing the consummation of the transactions contemplated by this Agreement or (ii) issued or entered any final, nonappealable order that is in effect and has the effect of making the consummation of the transactions contemplated by this Agreement illegal or of prohibiting or otherwise preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to a Party if such order was primarily due to the failure of such Party to perform any of its covenants, agreements or obligations under this Agreement.

(c)                                  By any Party upon written notice to the other Parties if the Closing shall not have occurred on or prior to February 28, 2019 or such later date as is mutually agreed among the Parties in writing (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if such Party has breached its covenants, agreements or obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur on or prior to the Outside Date.

(d)                                 By Parent upon written notice to the other Parties if, at any time, the representations and warranties of any EQM Party set forth herein shall fail to be true and correct or any EQM Party shall have failed to perform and comply with all of the covenants, agreements and obligations of such EQM Party set forth herein and requiring compliance or performance prior to such time and, in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 6.2(a) and Section 6.2(b) would not be fulfilled, and (ii) if capable of cure, shall not have been cured within 30 days of such EQM Party’s receipt of written notice thereof or, if earlier, the Outside Date.

(e)                                  By the EQM General Partner upon written notice to the other Parties if, at any time, the representations and warranties of any EQGP Party set forth herein shall fail to be true and correct or any EQGP Party shall have failed to perform and comply with all of the covenants, agreements and obligations of such EQGP Party set forth herein and requiring compliance or performance prior to such time and, in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 6.3(a) and Section 6.3(b) would not be fulfilled, and (ii) if capable of cure, shall not have been cured within 30 days of such EQGP Party’s receipt of written notice thereof or, if earlier, the Outside Date.

Section 7.2                                   Effect of Certain Terminations.  In the event of termination of this Agreement pursuant to this Article VII, this Agreement, except for Section 5.6, this Section 7.2 and Article VIII, shall forthwith become null and void and there shall be no liability on the part of any Party and all rights and obligations of the Parties under this Agreement shall terminate, except for Section 5.6, this Section 7.2 and Article VIII, which shall survive such termination; provided, however, that nothing herein shall relieve any Party from any liability for any intentional or willful and material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a non-breaching Party under this Agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved.

Section 7.3                                   No Survival.  None of the representations, warranties, agreements, covenants or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except as expressly provided in this Agreement and except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Merger Effective Time.

ARTICLE VIII
MISCELLANEOUS

Section 8.1                                   Notices.  All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or email (which is confirmed), or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:

If to Parent, EGH, EMH, EQGP Corp, the EQGP General Partner or EQGP, addressed to:

c/o Equitrans Midstream Corporation
625 Liberty Avenue, Suite 2000
Pittsburgh, Pennsylvania 15222
Attention: General Counsel
Fax: (412) 904-1429

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
Attention:                 Mike Bengtson

Mollie Duckworth
Joshua Davidson

Fax: (212) 259-2504

If to the EQM General Partner, EQM, Merger Sub or Transaction Sub GP, addressed to:

c/o EQM Midstream Services, LLC
625 Liberty Avenue, Suite 2000
Pittsburgh, Pennsylvania 15222
Attention: General Counsel
Fax: (412) 904-1429

with copies (which shall not constitute notice) to:

Richard, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attention:                 Srinivas M. Raju

Gregory W. Ladner

Fax: (302) 651-7701

or such other address or facsimile number as such Party may hereafter specify by like notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., Eastern Time, and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.

Section 8.2                                   Amendment; Waiver.  This Agreement may be amended, supplemented or otherwise modified at any time and from time to time by the written agreement of the Parties. Any Party may waive any inaccuracies in the representations and warranties of any other Party or waive compliance by any other Party with any of the agreements contained herein or make or grant any consent under this Agreement, in each case, at any time and from time to time; provided, however, that no failure or delay by any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or exercise of any other right hereunder. Notwithstanding the foregoing, EQM may not take or authorize any such amendment, supplement, modification or waiver unless it has first been approved in writing by the Conflicts Committee.  Any consent, approval or decision that is required to be given or made, or that may be given or made, by EQM under this Agreement or with respect to the transactions contemplated hereby shall be given or made by the Conflicts Committee, unless it is has expressly waived in writing its right to give or make such consent, approval, decision or waiver.

Section 8.3                                   Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted by this Section 8.3 shall be null and void.

Section 8.4                                   Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.5                                   Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the other Transaction Documents (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) shall not confer upon any Person other than the Parties any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except pursuant to Section 8.9 hereof.

Section 8.6                                   Governing Law; Venue; No Jury Trial.

(a)                                 This Agreement and any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice of law rules thereof.

(b)                                 Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder brought by any other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction is validly vested in the federal courts of the United States of America, the United States District Court for the District of Delaware, and any appellate courts of any thereof). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the Parties agrees that service of process upon such Party in any action or proceeding in the aforesaid courts shall be effective if given in accordance with Section 8.1 or in such other manner as may be permitted by applicable Law. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 8.1, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided, however, that each Party’s consent to jurisdiction and service contained in this Section 8.6(b) is solely for the purpose referred to in this Section 8.6(b) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(c)                                  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7                                   Specific Performance.  The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.7. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the Parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.7, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.8                                   Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.9                                   Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, representative or affiliate of any Party nor any of its Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract, tort or otherwise) for any obligations or liabilities of such Party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 8.9 shall limit any liability of the Parties for breaches of the terms and conditions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

PARENT:

EQUITRANS MIDSTREAM CORPORATION

By:	/s/ Thomas F. Karam
Name: Thomas F. Karam
Title: President and Chief Executive Officer

EGH:

EQUITRANS GATHERING HOLDINGS, LLC

By:	/s/ Thomas F. Karam
Name: Thomas F. Karam
Title: President and Chief Executive Officer

EMH:

EQUITRANS MIDSTREAM HOLDINGS, LLC

By:	/s/ Thomas F. Karam
Name: Thomas F. Karam
Title: President and Chief Executive Officer

EQGP CORP:

EQM GP CORPORATION

By:	/s/ Thomas F. Karam
Name: Thomas F. Karam
Title: President and Chief Executive Officer

EQGP GENERAL PARTNER:

EQGP SERVICES, LLC

By:	/s/ Thomas F. Karam
Name: Thomas F. Karam
Title: President and Chief Executive Officer

EQGP:

EQGP HOLDINGS, LP

By:	EQGP Services, LLC,
its General Partner

By:	/s/ Thomas F. Karam
Name: Thomas F. Karam
Title: President and Chief Executive Officer

EQM:

EQM MIDSTREAM PARTNERS, LP

By:	EQM Midstream Services, LLC,
its General Partner

By:	/s/ Kirk R. Oliver
Name: Kirk R. Oliver
Title: Senior Vice President and Chief Financial Officer

EQM GENERAL PARTNER:

EQM MIDSTREAM SERVICES, LLC

By:	/s/ Kirk R. Oliver
Name: Kirk R. Oliver
Title: Senior Vice President and Chief Financial Officer

MERGER SUB:

EQUITRANS MERGER SUB, LP

By:	Equitrans Transaction Sub GP, LLC,
its General Partner

By:	/s/ Kirk R. Oliver
Name: Kirk R. Oliver
Title: Senior Vice President and Chief Financial Officer

TRANSACTION SUB GP:

EQUITRANS TRANSACTION SUB GP, LLC

By:	/s/ Kirk R. Oliver
Name: Kirk R. Oliver
Title: Senior Vice President and Chief Financial Officer